Exhibit 99.4

MFRM FAMILY OF BRANDS

Why would we sell? This move provides a major win for our employees, guests and shareholders Affords us the opportunity to focus more on long-term decisions Allows us to tap into Steinhoff’s supply chain, which affords us enhanced global buying power and economies of scale in household goods We are now part of the world’s largest multi-brand specialty mattress & distribution network We have the ideal ownership group for the long-term: Operators at heart, Passionate about the Industry, Fiercely committed to winning, Values-driven organization

Why would they buy? Allows entrée into the U.S., the most desirable consumer market in the world Creates the world’s largest multi-brand mattress retail distribution network Affords Steinhoff the opportunity to partner with like-minded, closely aligned, and deeply experienced management team Steinhoff is attracted to Mattress Firm’s strategic plans for continued growth and development; and they believe they can help further accelerate those plans by bringing their experience and resources to bear

Integrated retailer: manufactures, sources and retails furniture, household goods & general merchandise in Europe, Africa, and Australasia. Operates more than 40 brands through more than 6,500 stores; presence in more than 30 countries Steinhoff’s vertically integrated business model is based upon a strategy of sourcing and manufacturing products at low cost and distributing them to its value-conscious customer base through its extensive retail footprint Primary listing on the Frankfurt Stock Exchange and a secondary listing on the Johannesburg Stock Exchange Market capitalization of ~$24 billion. Reported revenue & operating profit for the nine-months ended March 31 of $11 billion and $1.2 billion respectively Employs approximately 105,000 people Who is Steinhoff?

Steinhoff video A Closer Look

What Happens Next? Tender offer launched for all issued and outstanding shares of MFRM common stock Hart-Scott-Rodino approval Satisfaction of customary closing conditions In conjunction with closing (targeting mid-late September): Stockholders cashed out Merged into, and continuing as a wholly owned subsidiary of, Steinhoff Current MFRM Board of Directors replaced and MFRM delisted from NASDAQ Life as part of the Steinhoff Family begins

Will Our Culture Change? We know that our unique culture is a major competitive advantage and they view it the same way We are passionate about career development for our people, and so are they We will continue to do great things for our communities, including the work we’re doing for Foster Kids Our management team will continue to operate from our Bedquarters, which will remain here in Houston, TX Steinhoff is a values driven organization with similar core values

Closely Aligned Values

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS This communication contains forward-looking statements. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding the expected timing and closing of the tender offer and the merger transactions, the ability of Mattress Firm to complete the transaction, the operations of Mattress Firm’s business during the pendency of the transaction and the expectations for the business in the event the merger is completed, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others: the risk that Mattress Firm stockholders will not tender shares in the tender offer; the possibility that competing offers may be made; the possibility that various closing conditions may not be satisfied or waived; or that a material adverse effect occurs with respect to Mattress Firm; the outcome of legal proceedings that may be instituted against Mattress Firm and/or others related to the proposed transaction; effects of disruption from the proposed transaction making it more difficult to maintain relationships with employees, customers and other business partners; and those additional factors discussed in Mattress Firm’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Mattress Firm cautions investors not to place considerable reliance on the forward-looking statements contained in this communication. These forward-looking statements speak only as of the date of this communication, and Mattress Firm undertakes no obligation to update or revise any of these statements ADDITIONAL INFORMATION AND WHERE TO FIND IT This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Mattress Firm stock. Upon commencement of the tender offer, Steinhoff International Holdings N.V., Stripes US Holding, Inc. and Stripes Acquisition Corp. will file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO. Following commencement of the tender offer, Mattress Firm will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Stockholders are urged to read the tender offer materials (including the offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 when such documents become available, as they will contain important information about the tender offer. Stockholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov, or from Mattress Firm upon written request to Secretary, Mattress Firm Holding Corp., 5815 Gulf Freeway, Houston, TX 77023, telephone number (713) 923-1090 or from MFRM’s website, http://ir.mattressfirm.com/. Legal

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